EXHIBIT 11

                            IPI, INC. AND SUBSIDIARY

              STATEMENT REGARDING COMPUTATION OF EARNINGS PER SHARE

                    (In Thousands, Except Per Share Amounts)

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

                                                               Year Ended November 30,
                                                               -----------------------
                                                              1997      1996      1995
                                                             ------    ------    ------
Primary and fully diluted earnings per share

     Weighted average number of issued shares outstanding     4,734     4,734     4,684

Effect of:
     1994 Long-Term Incentive Plan                             --        --        --
     1994 Non-Employee Directors' Stock Option Plan            --        --        --
                                                             ------    ------    ------

Shares outstanding used to compute primary and fully
     diluted earnings per share                               4,734     4,734     4,684
                                                             ======    ======    ======
Net Income                                                   $1,719    $1,533    $1,360
                                                             ======    ======    ======
Primary and fully diluted earnings per share                 $  .36    $  .32    $  .29
                                                             ======    ======    ======

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